Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2013, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-189404) and related Prospectus of SolarCity Corporation for the offering of its convertible senior notes.

/s/ Ernst & Young LLP

Redwood City, California

September 16, 2013